Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LICENSING AND DISTRIBUTION AGREEMENT

by and between

BRADLEY PHARMACEUTICALS, INC.

and

PAR PHARMACEUTICAL, INC.

* * *

DOXYCYCLINE MONOHYDRATE

* * *

DECEMBER 13, 2005

TABLE OF CONTENTS
(continued)

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LICENSING AND DISTRIBUTION AGREEMENT

        This LICENSING AND DISTRIBUTION AGREEMENT (this “Agreement”), dated December 13, 2005, by and between BRADLEY PHARMACEUTICALS, INC., a Delaware corporation with an address at 383 Route 46 West, Fairfield, New Jersey (“Bradley”), and PAR PHARMACEUTICAL, INC., a Delaware corporation with an address at One Ram Ridge Road, Spring Valley, New York (“Par”).

        WHEREAS, Par has developed certain intellectual property, including its rights under the ANDAs (as defined below), necessary or useful to make, use and sell the pharmaceutical product identified on Exhibit A hereto (the “Product”);

        WHEREAS, Par and Bioglan Pharma, Inc. (now known as BPI Corp.), a Delaware corporation (“Bioglan”), have entered into that certain Distribution Agreement, dated as of December 27, 2000 (the “Original Agreement”), relating to the supply and distribution of doxycycline monohydrate tablets and capsules;

        WHEREAS, Par, Bioglan and Quintiles Ireland Limited, a company incorporated in the Republic of Ireland (“Quintiles”), have entered into that certain Assignment of Distribution Agreement (the “Assignment”), pursuant to which, among other matters, (i) Bioglan assigned all of its right, title and interest in and to the Original Agreement to Quintiles, (ii) Quintiles assumed certain obligations of Bioglan under the Original Agreement, (iii) Par consented to the foregoing assignment and assumption and (iv) the parties amended certain provisions of the Original Agreement, all as set forth therein;

        WHEREAS, Par and Quintiles have entered into that certain Second Amendment to Distribution Agreement and First Amendment to Assignment of Distribution Agreement, dated as of September 11, 2003, pursuant to which Par and Quintiles amended the Assignment and further amended the Original Agreement, as amended, all as set forth therein;

        WHEREAS, Par and Quintiles have entered into that certain Third Amendment to Distribution Agreement, dated as of April 13, 2004, pursuant to which Par and Quintiles further amended the Original Agreement, as amended, all as set forth therein; and

        WHEREAS, pursuant to that certain Consent and Agreement, dated as of July 9, 2004, Quintiles assigned all of its right, title and interest in and to the Original Agreement, as amended, to Bradley (the Original Agreement, as amended by the Assignment, the Second Amendment, the Third Amendment and the Consent and Agreement, and as may hereafter be amended from time to time, is hereinafter referred to as the “Amended Agreement”);

        WHEREAS, pursuant to the Amended Agreement, Bradley is having made, selling and distributing the Product under the brand name Adoxa® (the “Branded Product”); and

        WHEREAS, Par desires to license from Bradley certain rights licensed to Bradley under the Amended Agreement, and Bradley desires to grant Par such rights, to enable Par and its Affiliates and designee(s) to manufacture and distribute in the Territory a generic (non-branded)

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version of the Product in all strengths and dosage forms under the ANDA except 50 mg and 100 mg capsules (the “Generic Product”), all upon the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations contained herein, Par and Bradley hereby agree as follows:

       1. DEFINITIONS

        “Act” means the Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the rules and regulations promulgated thereunder.

        “Affiliate” means, with respect to any Person, any other Person controlled by, controlling or under common control with such Person, where control means more than 50% ownership or voting rights and/or the power to direct management or policy.

        “Amended Agreement” has the meaning set forth in the recitals hereto.

        “ANDA” means either, and “ANDAs” means both, of the abbreviated new drug applications numbers 065055 and 065070 filed by Par and maintained by the ANDA Holder with the FDA for the manufacture and sale of the Product in the Territory, as the same may be supplemented and/or amended from time to time.

        “ANDA Holder” means Par, unless and until such time as the applicable ANDA is purchased by Bradley, at which time the ANDA Holder with respect to such ANDA for purposes hereof shall mean Bradley.

        “Branded Product” has the meaning set forth in the recitals hereto.

        “cGMP” means the current Good Manufacturing Practices regulations of the FDA (as in effect from time to time) contained in 21 C.F.R. pts. 210 and 211.

        “Commercial Launch” has the meaning set forth in Section 3.2(b) hereof.

        “Confidential Information” means any information that in any way shall relate to a party hereto or an Affiliate thereof, including its products, business, know-how, methods, trade secrets, business and marketing strategies, customer lists and technology, that shall be furnished or disclosed to the other party, on a confidential basis, in connection with this Agreement, and any other information that would be reasonably recognized as confidential or proprietary information; provided, however, that Confidential Information shall not include any information:

        (i) that, at the time of its disclosure, is generally available to the general industry;

        (ii) that, after its disclosure in connection herewith, becomes generally available to the general industry, except as a result of a breach of this Agreement by the recipient of such information;

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        (iii) that becomes available to the recipient of such information from a third party that is not legally or contractually prohibited from disclosing such Confidential Information; or

        (iv) that the recipient of which can demonstrate was developed by or for such recipient independently of, and without the use of, the Confidential Information disclosed to the recipient by the disclosing party or its Affiliates in connection herewith.

        “Cost of Goods” means Par’s fully-allocated cost of goods of manufacturing, packaging and labeling the Generic Product, including a proportionate share of overhead but excluding marketing expenses, all calculated in accordance with GAAP. The Cost of Goods shall include the price paid by Par to any third-party subcontractor (if any) for manufacturing, packaging and/or labeling of the Generic Product.

        “Effective Date” means the date of this Agreement as written above.

        “FDA” means the United States Food and Drug Administration or any successor government agency.

        “First Commercial Sale” means the first sale of the Generic Product under this Agreement by Par or its Affiliate in an arms’ length transaction to an unaffiliated third party, which shall constitute commencement of the Commercial Launch.

        “Force Majeure Event” has the meaning set forth in Section 9.1 hereof.

        “GAAP” means U.S. generally accepted accounting principles.

        “Generic Product” has the meaning set forth in the recitals hereto.

        “Gross Margin” means Net Profit divided by Net Sales, expressed as a percentage (i.e., multiplied by 100).

        “Ineligible Person” has the meaning set forth in Section 6.3(a) hereof.

        “Initial Term” has the meaning set forth in Section 7.1 hereof.

        “Intellectual Property” has the meaning set forth in the recitals hereto.

        “Launch Quantities” has the meaning set forth in Section 4.2 hereof.

        “Losses” has the meaning set forth in Section 6.4 hereof.

        “Net Profit” means Net Sales less Cost of Goods.

        “Net Profit Split” has the meaning set forth in Section 4.3 hereof.

        “Net Sales” means the gross revenues invoiced by Par and derived from sales of the Generic Product in the Territory by Par and its Affiliates, less (a) all customary discounts, including cash and volume discounts, chargebacks, allowances, shelf stock adjustments, rebates

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(including Medicaid, Medicare and similar rebates), returns, credits, sales rejections and price protection adjustments, and (b) all customary freight, shipping, insurance costs, duties and taxes; all of the foregoing calculated in accordance with GAAP.

        “Obsolete Inventory” means inventory of the Generic Product having expiry dating of twelve (12) months or less.

        “Product” has the meaning set forth in the recitals hereto.

        “Person” means a natural person, corporation, partnership, company or other entity.

        “Renewal Term” has the meaning set forth in Section 7.1 hereof.

        “Specifications” means the terms, requirements and conditions applicable to the Product and described in the applicable ANDA, as the same may be supplemented and/or amended from time to time, and as required by United States Pharmacopeia.

        “Term” has the meaning set forth in Section 7.1 hereof.

        “Territory” means the United States of America, together with its territories, possessions and protectorates.

        “Trademarks and Copyrights” shall have the meaning set forth in Section 3.3(c) hereof.

        2. LICENSE GRANT

        2.1 License Grant. Bradley hereby grants to Par and its Affiliates an exclusive, royalty-bearing license of its rights under the Amended Agreement to make, have made, use, import, offer for sale, sell and distribute the Generic Product in the Territory during the Term.

        3. GENERIC PRODUCT DEVELOPMENT, MANUFACTURING AND DISTRIBUTION

        3.1 Change of Tablet and Capsule Imprint. Par shall, subject to FDA approval, change the tablet and capsule imprint of the Generic Product to differentiate the Generic Product from the Branded Product. The tablet and capsule imprint of the Generic Product shall be determined by Par, subject to Bradley’s consent, which shall not be unreasonably withheld, conditioned or delayed.

        3.2 Appointment; Commercial Launch; Supply and Distribution. (a) Bradley hereby appoints Par as its sole and exclusive distributor for the Generic Product in the Territory, and Par hereby accepts such appointment and agrees to act as such sole and exclusive distributor, all upon the terms and conditions set forth herein. During the Term, Bradley shall not market, promote, encourage, exploit, offer to sell, sell or otherwise dispose of any generic (non-branded) doxycycline monohydrate tablet or capsule product that is A/B rated to the Product, except in any dosage form and strength not covered by this Agreement, (i) within the Territory or (ii) outside the

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Territory where it knows such product will be distributed within the Territory. During the Term, Par shall not market, promote, encourage, exploit, offer to sell, sell or otherwise dispose of any generic (non-branded) doxycycline monohydrate tablet or capsule product that is A/B rated to the Product, except in any dosage form and strength not covered by this Agreement, (i) within the Territory or (ii) outside the Territory where it knows such product will be distributed within the Territory.

        (b) Par shall have the discretion to launch such combinations of Generic Product strengths and dosage forms as it chooses, subject to Bradley’s prior approval. Par and Bradley shall confer and mutually agree upon the timing of the commercial launch of the Generic Product (the “Commercial Launch”), taking into account the actions required to be undertaken by Par and Bradley pursuant to Section 3.1 hereof and current and anticipated market conditions. Manufacturing, sales and marketing of the Generic Product in the Territory will be the sole responsibility of Par, which shall have the sole right and discretion to make all marketing and pricing strategies and decisions.

        (c) Par shall, directly or through its Affiliates and designees, manufacture and maintain in inventory Generic Product to meet its forecasted requirements for the Commercial Launch in the Territory. Par may, in its discretion and at its expense, subcontract to a third party the manufacturing, packaging and/or labeling of the Generic Product, and at Par’s request, the ANDA Holder shall, at its own expense, file a supplement to the ANDA, based upon the information provided by Par, to obtain all FDA and other regulatory approval necessary for the manufacturing, packaging and/or labeling of the Generic Product by such subcontractor.

        (d) Following the First Commercial Sale, Par shall use commercially reasonable efforts to market and promote sales of the Generic Product in the Territory in a manner generally consistent with Par’s marketing and sales of its other similarly-situated generic products in the Territory; provided, that Par shall not advertise the Generic Product in any trade journal without Bradley’s prior consent.

        3.3 Packaging. (a) Par shall package and label the Generic Product for sale in the Territory with packaging and labels conforming with FDA requirements under the applicable ANDA and shall determine the contents of the labels and artwork on all finished labeled units, subject to the prior approval of Bradley, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that Bradley may, in its sole discretion, withhold its approval for Par to market or sell the Generic Product in blister or unit-dose packaging. Par shall be responsible for the cost of the initial inventory of labels for the Generic Product.

        (b) Thereafter, each of Par and Bradley may make changes to the labels, product inserts and other labeling for the Generic Product, subject to the requirements of applicable laws and regulations and the prior approval of the other party hereto, which shall not be unreasonably withheld, conditioned or delayed; provided, that Bradley may, in its sole discretion, withhold its approval to sell the Generic Product in blister or unit-dose packaging. Any such changes shall be promptly submitted by the applicable ANDA Holder (with the cooperation of the other party hereto) to all applicable governmental agencies and other third parties responsible for the reviewing and/or approval of the labels, product inserts and other labeling, if required. Par will not implement packaging or labeling changes until the applicable ANDA Holder obtains any

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required FDA approval or makes the required FDA notification, as applicable. The parties shall share equally the actual cost incurred by Par of any such labels, packaging and product inserts rendered obsolete due to a change precipitated by the FDA or other regulatory requirements. Subject to the foregoing, Par shall be responsible for the actual cost incurred by Par of any labels, product inserts and other labeling rendered obsolete due to a change directly precipitated by Par, and Bradley shall be responsible for the actual cost incurred by Par of any labels, product inserts and other labeling rendered obsolete due to a change directly precipitated by Bradley.

        (c) Subject to the foregoing, Par shall be responsible for selecting, maintaining, and enforcing trademarks, logos, slogans, designs, copyrights, emblems, insignias, trade dress and other protectable intellectual property rights (“Trademarks and Copyrights”) to be used in connection with the manufacture and sale of the Generic Product. Par shall own the entire right, title and interest in and to such Trademarks and Copyrights. Notwithstanding the foregoing, Par shall not knowingly adopt or use any Trademarks and Copyrights owned by Bradley and used by Bradley in connection with the manufacture and sale of the Branded Product. Bradley shall not use the Trademarks and Copyrights of Par without the prior written authorization of Par.

        4. FINANCIAL TERMS.

        4.1 Cost of Tablet and Capsule Imprint Change. The costs and expenses incurred by Par or its Affiliates in the performance of its obligations set forth in Section 3.1 hereof shall be borne solely by Par, except that Par and Bradley shall each bear one-half of the cost of tooling associated with the manufacture of the Generic Product. Bradley shall promptly pay Par upon Par’s submission of any invoice detailing such costs and expenses.

        4.2 Cost of Obsolete Inventory. Schedule 4.2 hereto sets forth the parties’ forecasted requirements of the Generic Product for the Commercial Launch (the “Launch Quantities”). Par shall use commercially reasonable efforts, after completing its obligations under Section 3.1 hereof, to manufacture and maintain in inventory the Launch Quantities in preparation for the Commercial Launch. Par and Bradley from time to time may amend the volume of Launch Quantities set forth on Schedule 4.2 by mutual written agreement. Bradley shall be responsible for Par’s Cost of Goods associated with any portion of the Launch Quantities that constitutes Obsolete Inventory. Bradley shall promptly pay Par upon remittance of an invoice detailing such costs. Such invoicing shall be in accordance with Par’s policy and practice in expensing obsolete inventory. Except as set forth herein, Bradley shall not be responsible for reimbursing Par for the cost of Obsolete Inventory.

        4.3 Net Profit Split. Par shall pay to Bradley an amount equal to 50% of the Net Profit, and Par shall retain an amount equal to 50% of the Net Profit (such allocation of Net Profit being referred to herein the “Net Profit Split”). Par shall pay Bradley’s share of the Net Profit Split to Bradley quarterly, within forty-five (45) days after the close each calendar quarter, accompanied by a reasonably-detailed calculation of such Net Profit Split. Par shall keep true and accurate books of account and shall keep and maintain all records and documents necessary for Bradley to ascertain its share of the Net Profit Split due under this Agreement.

        4.4 Late Payments. In the event of a late payment under this Article 4, the payor shall pay to the payee interest calculated on a daily basis on the overdue payment from the

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date such payment was due to the date such payment is received by the payee at a rate of 1.0% per calendar month.

        4.5 Change in Circumstances. If, at any time during the Term following the First Commercial Sale, either party’s share of the Net Profit Split is less than (a) five (5%) percent of Net Sales over the course of any two (2) consecutive calendar years (not including any partial calendar year) or (b) $500,000 in any full calendar year; then, upon written notice by either party to the other, the parties shall in good faith attempt to negotiate (i) early termination of the Agreement or (ii) a sublicense to a third party of the distribution and marketing of the Generic Product in the Territory.

        5. CERTAIN UNDERTAKINGS

        5.1 Generic Product Complaints and Adverse Drug Experiences. Par shall be responsible for handling all Generic Product complaints and for notifying Bradley within thirty (30) days of receipt of any such complaint where such notification is required by FDA regulation. Par shall notify Bradley of any report of serious and unexpected adverse drug experience concerning the Generic Product within five (5) business days of its receipt of the report, or earlier if required by applicable law and regulations and so requested by Bradley, and provide Bradley with information as required by applicable law and regulations and so requested by Bradley in order for Bradley to comply with the post-marketing reporting requirements in accordance with 21 C.F.R. § 314.80 and 21 C.F.R. § 314.81.

        5.2 Generic Product Recall. (a) In the event of any recall or seizure of any Generic Product, Bradley shall be responsible for one-half, and Par shall be responsible for one-half, of the aggregate transportation costs, taxes, freight insurance, handling and reasonable and verifiable out-of-pocket costs incurred in respect of such recalled or seized Generic Product (collectively, the “Recall Expenses”); provided, that, (i) in the event and to the extent that any recall or seizure of any Generic Product arises out of any improper act or omission by Par, its Affiliates or any third party subcontractor engaged by Par, Par shall be responsible (as between Bradley and Par) for the Recall Expenses associated with such recall or seized Generic Product, and (ii) if, and after such time as, Bradley becomes the ANDA Holder of the applicable ANDA, in the event and to the extent that any recall or seizure of any Generic Product arises out of any improper act or omission by Bradley, its Affiliates or any third party subcontractor engaged by Bradley, Bradley shall be responsible (as between Par and Bradley) for the Recall Expenses associated with such recall or seized Generic Product.

        (b) For purposes of this Section 5.2, “recall” means (i) any action by Par, Bradley or any Affiliate of either to recover title to or possession of any Generic Product sold or shipped (including, but not limited to, market withdrawal) and/or (ii) any decision by Par not to sell or ship Generic Product to third parties that would have been subject to recall if it had been sold or shipped, in each case taken in the good faith belief that such action was appropriate under the circumstances. For purposes of this Section 5.2, "seizure” means any action by any governmental agency to detain or destroy any Generic Product.

        (c) Par shall control all recall activities, and Bradley shall cooperate with Par and provide such assistance as Par reasonably requests with respect thereto. Par and Bradley shall

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keep the other fully informed in writing of any notification or other information, whether received directly or indirectly, that could reasonably be expected to (i) affect the safety or effectiveness of the Generic Product, (ii) result in liability issues or otherwise necessitate recall action on the part of either party or (iii) result in recall or seizure of any Generic Product. Par shall be responsible, in its good-faith discretion, for determining whether or not such circumstances necessitate a recall of the Generic Product and shall carry out any recall activities that it deems appropriate with respect thereto; provided, that, if Par determines not to undertake a recall and Bradley reasonably believes that a recall is required under applicable law, then Bradley may undertake and carry out such recall. Par and Bradley shall reasonably cooperate with each other in carrying out any such recall or seizure. The applicable ANDA Holder will be responsible for assuring that any such recall is closed-out with the FDA, unless the FDA shall otherwise require.

        5.3 Facility Maintenance; Inspection; Reports. (a) Par shall (or shall obtain the agreement of its third-party manufacturer and/or packager, if applicable, to) use commercially reasonable efforts to maintain and operate the manufacturing and packaging facility designated in the ANDAs and implement such quality control procedures required so as to meet the requirements of FDA regulations and so as to be able to perform timely its obligations hereunder. Par shall (and shall obtain the agreement of any third-party manufacturer and/or packager, if applicable, to) permit quality assurance representatives of Bradley reasonably acceptable to Par to inspect such facilities not more than once per calendar year upon reasonable notice, during normal business hours and on a confidential basis. Bradley shall cause its quality assurance representatives to provide Par with a written report of the results of any such inspection simultaneously with the provision of such report to Bradley. If such inspecting party finds any non-compliance during any such inspection with respect to the Generic Product, Par shall (and shall obtain the agreement of any third-party manufacturer and/or packager, if applicable, to) diligently rectify such non-compliance and implement appropriate procedures with a view to avoiding repetition of such non-compliance; provided, that, if Par disagrees with the conclusions of such inspecting party, it shall so notify Bradley in writing, and the parties shall cooperate in good faith to resolve such dispute and, in the event that the parties shall be unable to resolve such dispute within thirty (30) calendar days from the date of Par’s notice pursuant to this Section 5.3 or such other time period mutually agreeable to the parties, the parties shall submit such dispute to a mutually satisfactory, non-Affiliated third-party consultant. The determination of such consultant shall be final and binding on the parties, and the costs therefor shall be borne by the parties in proportion to the percentage of fault attributed to each party by such consultant.

        (b) If Par or any third-party manufacturer and/or packager of the Generic Product receives an FDA Form 483 (“Notice of Observations”) evidencing any non-compliance with respect to the Generic Product, Par shall (and shall obtain the agreement of any third-party manufacturer and/or packager, if applicable, to) diligently rectify such non-compliance and implement appropriate procedures with a view to avoiding repetition of such non-compliance. Par shall provide Bradley with a copy of any FDA Form 483 (which may be redacted with respect to information unrelated to the Generic Product and as otherwise necessary to preserve the confidentiality of sensitive information) received at the conclusion of an FDA inspection relating to the Generic Product.

        (c) If, for supply reasons or compliance reasons, Par subcontract to a third party the manufacturing, packaging and/or labeling of the Generic Product, such subcontracting shall be

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in Par’s discretion and at Par’s expense, and the applicable ANDA Holder shall, at its own expense, file a supplement to the ANDA, based upon the information provided by Par, to obtain all FDA and other regulatory approval necessary for the manufacturing, packaging and/or labeling of the Generic Product by such subcontractor.

        5.4 Filing Requirements and Maintenance. The ANDA Holder shall promptly comply with all FDA requirements with respect to the Generic Product, including all filing and reporting requirements necessary to keep such ANDA current with the FDA and all payment obligations with respect to required fees and costs associated with such ANDA and any other regulatory approvals; provided, that Par shall be responsible for (a) drug listings, formulary submissions and Par’s NDC number and (b) such compliance with other FDA, DEA and all other regulations applicable only to a distributor of the Generic Product as can be achieved by Par, given regulatory requirements. As reasonably requested by Bradley, if Bradley is the ANDA Holder, Par shall supply to Bradley samples of finished labeled units of the Generic Product and otherwise reasonably assist Bradley with such filing and reporting requirements. Par shall be responsible for all stability studies that may be required for ongoing marketing and sale of the Generic Product and shall conduct such stability studies in compliance with the ANDAs.

        5.5 Insurance. Each of Bradley and Par shall (and shall cause their respective Affiliates, as required, to), promptly after the Effective Date and extending through the remaining term of this Agreement and for a period of not less than 36 months following the termination or expiration of this Agreement, carry or be subject to coverage under (as a named insured), product liability insurance in an amount of not less than Ten Million Dollars ($10,000,000) combined single limit, which insurance will be written on a "claims-made” policy basis with an insurance carrier rated at least ‘A’ by Bests Rating Service or a comparable rating by a comparable rating service. Each party shall provide the other party with evidence of coverage contemplated hereby, in the form of certificates of insurance, as reasonably requested.

        5.6 Audit Right. Par shall maintain true and complete books of account containing an accurate record of all data necessary for proper assessment of the Net Profit Split (including Cost of Goods, Net Sales and Net Profit). Bradley shall have the right, through an independent certified public accountant, to examine Par’s books of account related to such matters during regular business hours, on reasonable prior notice (but not more than once in any calendar year), within three (3) years after the end of the calendar year in which Bradley’s share of the Net Profit Split was paid by Par for the purpose of verifying the accuracy of such matters. The parties agree that information furnished to Bradley as a result of any such examination shall be limited to a written statement by such certified public accountant to the effect that it has reviewed the books of account of Par and either (i) Par’s calculations are correct or (ii) setting forth any required adjustments thereto; and Bradley shall ensure that any such written statement is provided concurrently to Par. If any such audit shows any underpayment or overpayment by Par, a correcting payment shall be made within thirty (30) days after receipt of the written statement described above. The costs and expenses of such audit shall be borne by Bradley; provided, however, if such audit shows an underpayment by Par exceeding $10,000 in any calendar year, Par shall reimburse Bradley for its reasonable third-party costs of such audit.

        5.7 Publicity. Neither party shall issue or release any media release or public announcement (including, without limitation, any announcements made via any posting on the

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World Wide Web or Internet) or other similar publicity in any country announcing the existence of this Agreement or any term or condition of this Agreement or the relationships created by this Agreement without prior written consent of the other party and the prior agreement of the other party on the relevant wording relating to the Agreement or term or condition of the Agreement. The parties shall not issue or release any joint statement utilizing Bradley’s or its Affiliate’s or Par’s or its Affiliate’s corporate identifiers, including, without limitation, any public announcement or advertisement, without the prior written approval of Bradley or Par, as applicable. Notwithstanding the foregoing, each party shall have the right to issue media releases, immediately and without prior consent of the other party, that disclose any information required by the rules and regulations of the Securities and Exchange Commission, any securities exchange on which a party’s or its Affiliate’s capital stock may be traded, or any federal, state or foreign law or regulation; provided, that the disclosing party shall use commercially reasonable efforts to (a) notify the other party prior to such disclosure, (b) provide the other party with a copy of the relevant wording relating to the Agreement or term or condition of the Agreement, and (c) seek confidential treatment of any information that the other party reasonably requests to be maintained as confidential.

        6. WARRANTIES; INDEMNIFICATION; AND LIMITATION OF LIABILITY.

        6.1 Certain Representations, Warranties and Covenants of Par. (a) Par hereby represents and warrants to Bradley that (i) Par has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Par; and (iii) the terms of this Agreement do not conflict with or breach any agreement to which Par or any Affiliate is a party or by which Par or any Affiliate is otherwise bound or violate any applicable law.

        (b) Par hereby warrants and covenants to Bradley that (i) any trademarks of Par that are to be utilized in connection with the labeling and packaging of the Generic Product are (or will be) the property of Par and may be lawfully used as directed by Par; and (ii) all Generic Product distributed by it hereunder shall be manufactured, tested, packaged, labeled, stored and handled in accordance with the Specifications most recently provided by Bradley to Par and cGMP in effect at the time of manufacturing and testing and that, at the time of distribution, such Generic Product: (A) will meet the Specifications or, if Bradley is the ANDA Holder, will meet the Specifications most recently provided by Bradley to Par, and will not be adulterated or misbranded within the meaning of the Act, as in effect at the time of delivery; and (B) will not be an article which may not be introduced into interstate commerce under the provisions of Sections 404 and 505 of the Act.

        (c) Par hereby further represents, warrants and covenants to Bradley that, for so long as Par is the ANDA Holder, (i) any filings to be made by Par or its Affiliates with the FDA in connection with the Product shall be accurate, complete and truthful when filed and made in good faith upon the best information available to Par and its Affiliates at such time; and (ii) the ANDA and all other such regulatory filings with the FDA in connection with the Product will be amended, supplemented or otherwise updated in a timely manner whenever the information contained in any of them is no longer accurate, complete and truthful.

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THE FOREGOING WARRANTIES IN THIS SECTION 6.1 ARE MADE BY PAR EXPRESSLY IN LIEU OF ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT BY WAY OF LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

        6.2 Certain Representations, Warranties and Covenants of Bradley. (a) Bradley hereby represents and warrants to Par that (i) Bradley has the requisite corporate power and authority to enter into this Agreement and to perform it obligations hereunder; (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Bradley; and (iii) the terms of this Agreement do not conflict with or breach any agreement to which Bradley or any Affiliate is a party or by which Bradley or any Affiliate is otherwise bound or violate any applicable law.

        (b) Bradley hereby further represents, warrants and covenants to Par that, during such time (if any) that Bradley is the ANDA Holder, (i) any filings to be made by Bradley or its Affiliates with the FDA in connection with the Product shall be accurate, complete and truthful when filed and made in good faith upon the best information available to Bradley and its Affiliates at such time; and (ii) the ANDA and all other such regulatory filings with the FDA in connection with the Product will be amended, supplemented or otherwise updated in a timely manner whenever the information contained in any of them is no longer accurate, complete and truthful.

THE FOREGOING WARRANTIES IN THIS SECTION 6.2 ARE MADE BY BRADLEY EXPRESSLY IN LIEU OF ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT BY WAY OF LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

        6.3 Representation and Warranties with Regard to Status.

        (a) Bradley hereby represents and warrants to Par that neither it nor any of its Affiliates is prohibited by any law, rule or regulation or by any order, directive or policy from selling the Generic Product or other pharmaceutical products within the Territory and that neither Bradley nor any of its Affiliates is a Person that is listed by a United States federal agency as debarred, suspended, or otherwise ineligible for federal programs in the United States, its territories and protectorates (an “Ineligible Person”) or listed by a United States federal agency as proposed for debarment or suspension.

        (b) Par hereby represents and warrants to Bradley that neither it nor any of its Affiliates that is or will be a manufacturer of the Generic Product is prohibited by any law, rule or regulation or by any order, directive or policy from selling the Generic Product or other pharmaceutical products and that neither Par nor any such Affiliate is an Ineligible Person or listed by a United States federal agency as proposed for debarment or suspension.

        6.4 Par’s Indemnification Obligations. Par shall indemnify and hold Bradley and its Affiliates and their respective officers, directors, stockholders, employees and agents harmless from and against, and pay or reimburse, any claim, action, suit, proceeding, loss, liability, damage or expense (including reasonable attorneys’ fees) (“Losses”) arising, directly or indirectly,

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as a result of Par’s or its Affiliates’ negligent acts or omissions, willful wrongful acts, or breach of any of its representations, warranties, covenants or other obligations hereunder; provided, however, that Par shall not be required to indemnify Bradley with respect to any Losses to the extent arising from or related to Bradley’s or its Affiliates’ negligent acts or omissions, willful wrongful acts or Bradley’s breach of its representations, warranties, covenants or other obligations hereunder, or from information supplied by Bradley or its Affiliates to Par or contained in regulatory filings or correspondence prepared or delivered by Bradley or its Affiliates.

        6.5 Bradley’s Indemnification Obligations. Bradley shall indemnify and hold Par and its Affiliates and their respective officers, directors, stockholders, employees and agents harmless from and against, and pay or reimburse, any Losses arising, directly or indirectly, as a result of Bradley’s or its Affiliates’ negligent acts or omissions, willful wrongful acts or breach of any of its representations, warranties, covenants or other obligations hereunder; provided, however, that Bradley shall not be required to indemnify Par with respect to any Losses to the extent arising from or related to Par’s or its Affiliates’ negligent acts or omissions, willful wrongful acts or Par’s breach of its representations, warranties, covenants or other obligations hereunder, or from information supplied by Par or its Affiliates to Bradley or contained in regulatory filings or correspondence prepared or delivered by Par or its Affiliates.

        6.6 Indemnification Procedures. With respect to indemnification for a third-party action, claim or liability under this Article 6, a party that intends to claim indemnification hereunder (the “indemnitee”) shall notify the other party (the “indemnitor”) promptly in writing of such third-party action, claim or liability in respect of which the indemnitee believes it is entitled to claim indemnification; provided, that the failure to give timely notice to the indemnitor shall not release the indemnitor from any liability to the indemnitee except to the extent the indemnitor is materially prejudiced thereby. The indemnitor shall have the right, by written notice to the indemnitee, to assume the defense of any such action or claim, within the fifteen (15)-day period after the indemnitor’s receipt of written notice of any action or claim, with counsel of the indemnitor’s choice and at the sole cost of the indemnitor. If the indemnitor so assumes such defense, the indemnitee may participate therein through counsel of its choice, but at the sole cost of the indemnitee. If the indemnitor fails to assume such defense and/or to diligently prosecute the same, the indemnitee may assume such defense at the indemnitor’s sole expense. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the indemnitor. No such claim shall be settled other than by the party defending the same, and then only with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that the indemnitee shall have (a) no obligation to consent to any settlement of any such action or claim that (i) imposes on the indemnitee any monetary or other liability or obligation that cannot be assumed and performed in full by the indemnitor or (ii) adversely affects the indemnitee’s rights hereunder or damages its reputation or business, and (b) no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the indemnitor or its insurer and the indemnitor or its insurer agrees in writing to make such payment. EXCEPT WITH RESPECT TO INDEMNIFICATION FOR THIRD-PARTY CLAIMS OR DAMAGES RESULTING FROM PAR’S COMMERCIAL LAUNCH OF THE GENERIC PRODUCT WITHOUT BRADLEY’S CONSENT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING ANY LOSS OF INCOME, LOSS OF

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PROFITS, COSTS OF SUBSTITUTION, COSTS OF COVER OR INCREASED CAPITAL COSTS, REGARDLESS OF THE FORM OR NATURE OF ACTION, WHETHER IN CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, EQUITY, INDEMNITY, NEGLIGENCE, INTENTIONAL CONDUCT, TORT OR OTHERWISE, EVEN IF SUCH DAMAGES WERE FORESEEABLE OR IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        7. TERM AND TERMINATION.

        7.1 Term. This Agreement shall commence on the Effective Date and continue, unless otherwise earlier terminated in accordance herewith, for a period that shall extend ten (10) years from the date of the First Commercial Sale of the Generic Product (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed for successive one-year periods (each, a “Renewal Term” and collectively with the Initial Term, the “Term”), unless a party shall otherwise notify the other in writing at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.

        7.2 Termination for Breach. (a) If either party commits a breach or default in the performance or observance of any of its material obligations under this Agreement, and such breach or default continues for a period of sixty (60) days after delivery by the other party of written notice reasonably detailing such nonperformance, then the non-breaching or non-defaulting party shall have the right to terminate this Agreement, with immediate effect, by giving written notice to the breaching or defaulting party. If the nonperforming party disputes the asserted nonperformance in writing within thirty (30) days after notice of nonperformance, the matter shall be referred to the dispute resolution procedures set forth in Section 10.1 hereof.

        (b) Either party may terminate this Agreement upon thirty (30) days’ prior written notice if the other party is legally prohibited from performing its obligations hereunder or becomes (or its Affiliate becomes) an Ineligible Person in respect of the Generic Product.

        7.3 Termination for Bankruptcy. This Agreement shall automatically terminate upon (i) either party’s initiation of any proceeding in bankruptcy, reorganization or arrangement for the appointment of a receiver or trustee to take possession of its assets or similar proceeding under the law for release of creditors, (ii) either party’s making a general assignment for the benefit of its creditors, or (iii) a third party’s initiation of any proceeding in bankruptcy, reorganization or arrangement for the appointment of a receiver or trustee to take possession of the assets of a party hereto or similar proceeding under the law for release of creditors by or against a party hereto, and such proceeding continues unstayed for more than sixty (60) days.

        7.4 Termination for Change in Circumstances. This Agreement may be terminated by either party upon written notice to the other if, despite good faith negotiations pursuant to Section 4.5 hereof, the parties are unable to reach agreement pursuant to Section 4.5 hereof within thirty (30) days after the provision of notice thereunder.

        7.5 Post-Termination. (a)  If this Agreement is terminated by Bradley pursuant to Section 7.4 or by Par pursuant to Section 7.2 or 7.3 hereof, Par shall have the right to sell its existing inventory of Generic Product and Bradley shall reimburse Par for the cost of its raw

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materials ordered prior to such termination for the manufacture of the Generic Product. If this Agreement expires at the end of the Term pursuant to Section 7.1 hereof, Par shall have the right to sell its existing inventory of Generic Product.

        (b) The termination or expiration of this Agreement shall not affect any payment or other obligations or liabilities that have accrued prior to the date of such termination or expiration, and the parties shall retain all rights and remedies (at law or in equity) in respect of any breach thereof. In the event that Par disposes of existing inventory of Generic Product pursuant to Section 7.5(a) after termination of this Agreement pursuant to Section 7.2, 7.3 or 7.4, such termination shall not relieve Par of its obligation under Section 4.3 to pay Bradley’s share of the Net Profit Split with respect to sales in the Territory of the Generic Product hereunder after the date of termination.

        8. CONFIDENTIALITY.

        8.1 Treatment of Confidential Information. Except as required by applicable laws and regulations (including rules or regulations of any exchange upon which a party’s capital stock may be traded) or as otherwise provided in this Article 8, during the Term, and for three (3) years thereafter, each party shall hold in confidence, and may not use for purposes other than those contemplated by this Agreement or disclose to a third party (except as specifically set forth herein or with the express prior written consent of the other party) any and all Confidential Information.

        8.2 Limits on Disclosure. (a) Without limiting the generality of the foregoing, each party may disclose Confidential Information to those employees or agents who need to receive the Confidential Information in order to further the activities contemplated by this Agreement. Each party shall take reasonable precautions to safeguard the Confidential Information, including obtaining appropriate commitments and enforceable confidentiality agreements. Each party understands and agrees that the wrongful disclosure of Confidential Information may result in serious and irreparable damage to the other party, that the remedy at law for any breach of this covenant may be inadequate, and that the party seeking redress hereunder shall be entitled to injunctive relief, without prejudice to any other rights and remedies to which such party may be entitled.

        (b) It is acknowledged that Confidential Information may be obtained by a party from the other party not only in writing or other tangible form (including electronic), but also through discussions between each party’s respective representatives, demonstrations, observations and other intangible methods. Any verbal disclosure of Confidential Information by a party shall be reduced to writing and provided to the other party within forty-five (45) days.

        (c) Notwithstanding the foregoing, each party shall have the right with the exercise of reasonable discretion, and insofar as practical under written confidentiality agreements having provisions no less stringent than those contained herein, to make disclosures of such portions of Confidential Information to third party consultants, attorneys, contractors, advisors, Affiliates and governmental agencies where, in the recipient’s judgment, such disclosure is beneficial to the development, approval or marketing of the Generic Product pursuant to this Agreement.

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        (d) Except as otherwise set forth in this Agreement, upon the termination or expiration of this Agreement and at the written request of the disclosing party, the receiving party shall return all Confidential Information of the disclosing party (including all copies, excerpts and summaries thereof contained on any media) or destroy such Confidential Information at the option of the disclosing party; provided, that the receiving party may retain one copy of all Confidential Information of the disclosing party for its legal records.

        9. FORCE MAJEURE.

        9.1 Effects of Force Majeure. No party hereto shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement (other than the payment of money) if such failure or delay is caused by, without limitation, acts of God, acts of the public enemy, fire, explosion, flood, drought, war, terrorists, riot, sabotage, embargo, strikes or other labor disputes, intervention of governmental agency (subject to Section 7.2(b)), or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control and without the fault or negligence of the affected party (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, such party shall promptly resume performance hereunder.

        9.2 Notice of Force Majeure. Each party agrees to give the other party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof and the extent to which the affected party will be unable to perform its obligations hereunder. Each party further agrees to use reasonable efforts to correct or otherwise address the Force Majeure Event as soon as practicable and to give the other parties prompt written notice when it is again fully able to perform such obligations.

        10. MISCELLANEOUS.

        10.1 Dispute Resolution. The parties recognize that a bona fide dispute as to certain matters may, from time to time, arise during the Term that relates to a party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either party may, by written notice to the other party, have such dispute referred to their respective officers, designated below, or their successors, for attempted resolution by good faith negotiation within thirty (30) days after such notice is received. Such designated officers are as follows:

For Par:	Scott Tarriff, President and Chief Executive Officer

For Bradley:	Daniel Glassman, President and Chief Executive Officer

In the event that the designated officers are not able to resolve the dispute within such thirty (30)-day period, or such other period of time as the parties may mutually agree to in writing, each party shall have the right to pursue any and all remedies available at law or in equity.

        10.2 Independent Contractors. The relationship between Par, on the one hand, and Bradley, on the other hand, is that of independent contractors and nothing herein shall be deemed to constitute or create the relationship of partners, joint venturers nor of principal and agent between Par on the one hand and Bradley on the other hand. Neither party shall have any

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express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

        10.3 Assignment. This Agreement may be assigned and delegated by either party (a) to an Affiliate of such party or (b) in connection with any sale, merger or other business combination involving all or substantially all of such party’s assets or capital stock. Except as set forth in the preceding sentence, neither this Agreement nor any other rights or obligations hereunder shall be assigned or delegated by either party without the prior written consent of the other party.

        10.4 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey. Each party hereby consents to the exclusive jurisdiction of Federal and New York State courts located in Manhattan, New York, and hereby waives any objection to venue or forum laid therein. Each party hereby agrees that service of process by certified mail, return receipt requested, shall constitute personal service for all purposes hereof. EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

        10.5 No Implied Waiver. No failure or delay on the part of either party hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall, in itself, operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        10.6 Notice. All notices required to be given hereunder shall be in writing and shall be given by personal delivery, via facsimile transmission followed by U.S. mail, by a nationally recognized overnight carrier or by registered or certified mail, postage prepaid with return receipt requested. Notices shall be addressed to the parties as follows:

If to Bradley:	Bradley Pharmaceuticals, Inc.
383 Route 46 West
Fairfield, NJ 07004-2402
	Attn:	Daniel Glassman, President and Chief Executive Officer
Facsimile No.: (973) 575-5366

If to Par:	Par Pharmaceutical, Inc.
300 Tice Boulevard
Woodcliff Lake, NJ 07677
	Attn:	Scott Tarriff, President and Chief Executive Officer
Thomas Haughey, General Counsel

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Michael Graves, Vice President, Strategic Planning and
Corporate Development
Facsimile No.: (201) 802-4622

With a copy	Kirkpatrick & Lockhart Nicholson Graham LLP
(which shall	599 Lexington Ave.
not constitute	New York, NY 10022
notice) to:	Attn:	Stephen R. Connoni, Esq.
Barry J. Gilman, Esq.
Facsimile No.: (212) 536-3901

Notices delivered personally shall be deemed communicated as of actual receipt; notices sent via facsimile transmission shall be deemed communicated as of receipt by the sender of written confirmation of transmission thereof; notices sent via overnight courier shall be deemed received as of one business day following sending; and notices mailed shall be deemed communicated as of three (3) business days after proper mailing. A party may change its address by written notice sent in accordance with this Section 10.6.

        10.7 Amendments. Any amendment or modification of this Agreement shall be valid only if made in writing and signed by the parties hereto.

        10.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which shall constitute a single document. A facsimile signature of an authorized signatory of either party shall be valid and binding and constitute due execution and delivery of this Agreement by such party.

        10.9 Interpretation. The Section headings contained in this Agreement are for the convenience of reference only and shall not affect the meaning or interpretation of this Agreement. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. Unless the context otherwise requires, the term “party” when used herein means a party hereto. References herein to a party or other Person include their respective successors and assigns. The words “includes” and “including” when used herein shall be deemed to followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision hereof. With regard to each and every term and condition of this Agreement, the parties understand and agree that the same has or have been mutually negotiated, prepared and drafted, and that, if, at any time, the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

        10.10 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior contracts,

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agreements and understandings related to the same subject matter between the parties. The parties intend this Agreement to be a complete statement of the terms of their understanding.

        10.11 Benefit; Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        10.12 Survival. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Sections 5.1 (to the extent of post-termination complaints and reporting obligations), 5.2 (to the extent of post-termination recall activities), 5.4 (to the extent of post-termination distribution of Generic Product), 5.5, 5.6, 7.5 and Articles 1, 6, 8 and 10 shall survive, in accordance with their respective terms, any termination of this Agreement.

        10.13 Further Assurances. The parties agree that they shall take all appropriate actions, including the execution or filing of any documents or instruments, that may be reasonably necessary or advisable to carry out the intent and accomplish the purposes of any of the provisions hereof.

        10.14 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason by a court of competent jurisdiction, such provision or part thereof shall be considered separate from the remaining provisions of this Agreement, which shall remain in full force and effect. Such invalid or unenforceable provision shall be deemed revised to effect, to the fullest extent permitted by applicable law, the intent of the parties as set forth herein.

[SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written by their duly authorized representatives.

BRADLEY PHARMACEUTICALS, INC.

By:	/s/ Daniel Glassman
	Name:	Daniel Glassman
	Title:	President and Chief Executive Officer

PAR PHARMACEUTICAL, INC.

By:	/s/ Michael Graves
	Name:	Michael Graves
	Title:	Vice President, Strategic Planning and Corporate Development

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Schedule 4.2

Launch Quantity

Description (Strength)	Bottle Size (Tabs per Bottle)	Number of Batches	Batch Size (Tabs)	Tablets per Bottle Size	Number of Bottles

50 mg	[*]’s	[*]	[*]	[*]	[*]

75 mg	[*]’s	[*]	[*]	[*]	[*]
75 mg	[*]’s			[*]	[*]

100 mg	[*]’s	[*]	[*]	[*]	[*]
100 mg	[*]’s			[*]	[*]

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT A

Product

The pharmaceutical product doxycycline monohydrate tablets and capsules in all strengths under the ANDAs.

1